Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Carter Cromley	David Friedman
SAVVIS, Inc.	OgilvyPR Worldwide
(703) 667-6110	(303) 634-2674
carter.cromley@savvis.net	david.friedman@ogilvypr.com

SAVVIS Elects New Board Members

ST. LOUIS, MO – December 4, 2007 – SAVVIS, Inc. (NASDAQ: SVVS), a global leader in IT infrastructure services for business applications, today announced the election of Mercedes Walton and David Peterschmidt to the SAVVIS Board of Directors.

Mercedes Walton is Chairman and Chief Executive Officer of Cryo-Cell International, Inc. Prior to joining Cryo-Cell, Ms. Walton served as Chief Executive Officer of Ralston Hill Consulting LLC, a privately held business development and strategic management consulting practice. Ms. Walton previously served as President and Chief Operating Officer of Applied Digital Solutions, Inc., and prior to joining Applied Digital Solutions, she was corporate Vice President of Strategy and Business Development at AT&T. During her 24-year tenure with AT&T, Ms. Walton held positions in business and consumer operations, global network operations, engineering, marketing & sales and product management.

David Peterschmidt served as President and Chief Executive Officer of Openwave Systems, Inc. from November 2004 to March 2007. Prior to joining Openwave, Mr. Peterschmidt served as Chief Executive Officer and Chairman of Securify, Inc. and was Chief Executive Officer and Chairman of Inktomi, Inc. prior to joining Securify. Mr. Peterschmidt is also a director of Limelight Networks Incorporated and Business Objects S.A.

“Mercedes Walton and David Peterschmidt are proven leaders and innovators in IT solutions and services,” said Phil Koen, Chief Executive Officer of SAVVIS. “Their knowledge and experience make them great additions to our Board of Directors as we continue to grow our position in the market.”

About SAVVIS

SAVVIS, Inc. (NASDAQ: SVVS) is a global leader in IT infrastructure services for business applications. With an IT services platform spanning North America, Europe, and Asia, SAVVIS is an industry leader in delivering secure, reliable, and scalable hosting, network, and application services. These solutions enable customers to focus on their core business while SAVVIS ensures the quality of their IT systems and operations. SAVVIS’ strategic approach combines virtualization technology, a global network and 30 data centers, and automated management and provisioning systems. For more information about SAVVIS, visit: http://www.savvis.net

Forward-Looking Statements

This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from SAVVIS’ expectations. Certain factors that could affect actual results are set forth as risk factors in SAVVIS’ SEC reports and filings, including its annual report on Form 10-K and all subsequent filings as well as the risk that potential product cost and performance benefits may not be realized for any particular customer. SAVVIS assumes no obligation to update or supplement forward-looking statements.

###